SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2016

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

ITEM 7.01 REGULATION FD DISCLOSURES
ProAssurance Corporation (the “Company”) is adopting a written stock trading plan in accordance with Rule 10b5-1 (the “Plan”) to facilitate the continued repurchase of its shares in accordance with ProAssurance’s existing share repurchase authorization.
The Plan is being established pursuant to, and as part of, the Company’s existing share repurchase program. Through April 12, 2016, we have repurchased approximately 27,700 shares of our common stock in 2016 at a total cost of approximately $1.3 million and as of that date approximately $110.4 million remains in the repurchase authorization approved by our Board of Directors.
The Plan provides that a broker selected by the Company has the authority to repurchase shares at prevailing market prices on the New York Stock Exchange pursuant to the terms and limitations specified in the Plan.
The term of the Plan is April 18, 2016 through May 9, 2016. Any purchase of shares under the Plan will be made in accordance with an undisclosed formula that is incorporated into the terms of the Plan.
Further, purchases made under the terms of the Plan will be subject to the rules of the New York Stock Exchange and applicable securities laws and regulations, including Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended. There can be no guarantee that any shares will repurchased by ProAssurance either through the Plan or otherwise.
The information we are furnishing under Item 7.01 of this Current Report on Form 8K is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) as amended, or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.
SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2016

PROASSURANCE CORPORATION

by:
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Frank B. O’Neil
Senior Vice-President